Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Woodward Governor Company
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 21, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Woodward Governor Company, which is incorporated by reference in Woodward Governor Company’s Annual Report on Form 10-K for the year ended September 30, 2005. We also consent to the incorporation by reference of our report dated November 21, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.
PricewaterhouseCoopers LLP
Chicago, Illinois
April 27, 2006